Exhibit 10.9

FORM OF PARTICIPATION AGREEMENT

pursuant to the

DELPHI AUTOMOTIVE LLP

2010 MANAGEMENT VALUE CREATION PLAN

This Participation Agreement (this “Agreement”), made as of this      day of         , 20     between Delphi Automotive LLP (the “Company”) and                              (the “Participant”). Capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

WHEREAS, the Company has adopted and maintains the Delphi Automotive LLP 2010 Management Value Creation Plan (the “Plan”) to assist the Company in attracting, retaining, motivating and rewarding Eligible Individuals, and promoting the creation of long-term value for the Members by closely aligning the interests of Participants with those of such Members; and

WHEREAS, the Plan provides for the award to Participants of Value Creation Awards.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Value Creation Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a Value Creation Award with a Target Value equal to                     . For purposes of the Plan, the Participant is hereby designated as a Senior Executive.

2. Grant Date. The Value Creation Award is hereby granted on the date hereof.

3. Vesting and Settlement. The Value Creation Award granted hereunder shall vest and settle in accordance with Section 3 of the Plan. All amounts payable upon settlement of the Value Creation Award granted hereunder shall be subject to withholding in accordance with Section 3(d) of the Plan. Amounts distributed in connection with any Settlement Date on account of this Value Creation Award shall be made in cash; provided, that:

(a) in the case of a Settlement Date that occurs on December 31, 2012 and prior to the occurrence of an Initial Public Offering and a Change in Control, the vested portion of the Value Creation Award distributed in connection with such Settlement Date shall be in Equity Securities (as defined in the LLP Agreement) constituting membership interest in the Company having rights and features as set forth on Exhibit 1 to this Agreement (with the actual number of Equity Securities delivered based on the value of such Equity Securities on December 31, 2012, as determined by the Committee based upon a determination by a Valuation Firm); provided, that the Committee may, in its sole discretion, elect to settle up to one-third (1/3rd) of the after-tax vested portion of the Value Creation Award in cash;

(b) in the case of a Settlement Date following an Initial Public Offering and prior to a Change in Control, the vested portion of the Value Creation Award distributed in connection with such Settlement Date shall be in Common Stock (with the actual number of shares of Common Stock delivered based on the closing price of the Common Stock as reported on the principal stock exchange on which the Common Stock is listed on the Settlement Date); provided, that the Committee may, in its sole discretion, elect to settle some or all of the vested portion of the Value Creation Award in cash; and

(c) in the case of a Settlement Date following a Change in Control, the vested portion of the Value Creation Award distributed in connection with such Settlement Date may, at the discretion of the Committee, be in substantially the same form of consideration (cash, securities, or a combination thereof) received by other equity interest holders of the Company in connection with such Change in Control (with the value of any securities delivered based on the fair market value of such securities as of the applicable Settlement Date, as determined by the Committee in good faith).

4. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Value Creation Award shall be final and conclusive.

5. Restrictive Covenants. The grant of the Value Creation Award hereunder is conditioned upon the Participant’s execution and delivery of a Noninterference Agreement, in the form attached hereto as Exhibit A, simultaneously with the execution with and delivery of this Agreement to the Company.

6. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under the Plan or this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

7. Legal Fees. If, following a Change in Control, the Participant initiates a claim against the Company contesting a determination by the Company (or the Committee) regarding his or her rights under this Agreement and/or the Plan, the Company shall, at least monthly (and in all events no later than December 31 of the calendar year following the calendar year in which the following legal fees and expenses were incurred), advance or reimburse all reasonable legal fees and expenses incurred by the Participant in contesting such determination, except that the

Participant hereby agrees to promptly reimburse the Company for any such advances or reimbursements paid by the Company pursuant to this paragraph in the event that a court or arbitrator determines that Participant’s claims were frivolous or brought in bad faith.

8. Confidentiality. As a condition of the grant of the Value Creation Award hereunder, except as otherwise required by law, the Participant agrees to keep the Target Value of the Value Creation Award granted hereunder strictly confidential. Failure to maintain such confidence may result in immediate forfeiture of the Value Creation Award and a termination of the Participant’s participation in the Plan.

9. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter, except to the extent of any conflict between the provisions hereof and an employment agreement effective on the date hereof. Except as may be specifically provided for herein, this Agreement may not be amended or extended in any respect except by a writing signed by both parties hereto.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

DELPHI AUTOMOTIVE LLP

By:	David M. Sherbin
Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer

PARTICIPANT

(Name)

Exhibit 1 to Participation Agreement

Summary of Principal Terms of Company Equity Securities

Which May Be Issued Pursuant To Participation Agreement

To the extent that Equity Securities are issued pursuant to this Agreement, the principal terms of such Equity Securities will be no less favorable than the following:

1.	Type of Equity Security: New class of membership interests (“Class VCP Membership Interests”).

2.	Distributions: Right to receive distributions at a uniform fixed distribution percentage under the applicable distribution waterfall as determined by the Committee in accordance with the Plan and Section 3 of this Agreement.

3.	Initial Public Offering. Class VCP Membership Interests will be converted into common equity securities of the Issuer on an equitable basis relative to the conversion of the other classes of membership interests in the event of an Initial Public Offering.

4.	Voting Rights. Class VCP Membership Interests will have voting rights similar to the voting rights of Class E-1 Membership Interests.

5.	Amendments. Any amendment, modification or waiver of the LLP Agreement that would adversely affect in any material respect the economic rights of the Class VCP Membership Interests disproportionately as compared to the other Members, including without limitation in connection with an Initial Public Offering, such amendment, modification or waiver shall require the consent of a majority of the holders of the Class VCP Membership Interests.

6.	Liquidity. For a period of one hundred and eighty (180) days following a termination of the Class VCP Holder’s employment with the Company on account of the Class VCP Holder’s death or Disability, the Class VCP Holders shall be provided opportunity to sell their Class VCP Membership Interests to the Company. Additionally, for a period of ninety (90) days following a Class VCP Holder’s termination of employment with the Company for any reason, the Company shall have the right, but not the obligation, to repurchase the Class VCP Membership Interests from the Class VCP Holder (or his estate). The purchase price for any Class VCP Membership Interest sold in accordance with the Liquidity rights described in this clause 6 will be equal to fair market value of the Class VCP Membership Interests transferred. The Liquidity rights described in this clause 6 shall terminate on the earlier of an Initial Public Offering and a Change in Control.

The Compensation Committee has agreed to consider the creation of a liquidity program for active employees following December 31, 2012.

7.	Other Matters. The LLP Agreement shall be amended in connection with the issuance of any Class VCP Membership Interests to incorporate provisions necessary to reflect issuance of any Class VCP Membership Interests and the foregoing terms.